Exhibit 99.1

Bison Capital to Make Significant Strategic Investment in Cinedigm

Bison Capital Will Take Majority Ownership Stake While Providing Substantial Additional Financing and New Business Opportunities in China

LOS ANGELES (June 29, 2017) - Cinedigm Corp. (NASDAQ: CIDM) (the “Company” or “Cinedigm”) today announced that on June 29, 2017, the Company entered into a Stock Purchase Agreement with Bison Entertainment Investment Limited, the wholly owned subsidiary of Bison Holding Company Ltd. (“Bison Capital”). The Company has agreed to sell to Bison Capital 20,000,000 shares (the “Shares”) of Cinedigm’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), for an aggregate purchase price of up to $30,000,000, of which up to 400,000 of the Shares may be sold to members of management instead of Bison Capital. The Company is also in advanced discussions for an exchange agreement with holders representing approximately 99% by principal amount of the Company’s outstanding 5.5% Convertible Senior Notes due 2035 (the “Notes”) to exchange the outstanding Notes for cash, securities of the Company or a combination thereof (the “Notes Exchange”), which exchanges are expected to occur over time and be completed concurrently with the closing of the transaction with Bison Capital.

Upon the issuance of the Shares, Bison Capital will beneficially own a majority of the outstanding Class A Common Stock and will be entitled to designate two (2) members of the Company’s Board of Directors, the size of which shall be set at seven (7) members.

In addition, Bison Capital has committed to provide the Company with a $10 million loan for working capital purposes within 60 days of closing, and the Company and Bison Capital expect to work together to continue to refinance and retire the remaining debt of the Company.

Bison Capital is a Hong Kong-based investment company with a focus on the media and entertainment, healthcare and financial service industries. Founded by Mr. Peixin Xu in 2014, Bison Capital has made multiple investments in film and TV production, film distribution and entertainment-related mobile Internet services, including Bona Film, Xunlei and Weiying Technologies.

“Under the leadership of Peixin Xu, Bison Capital has become a major force in the media and entertainment business in China,” said Chris McGurk, Cinedigm Chairman and CEO. “We believe Bison Capital’s significant investment and potential additional refinancing and debt retirement will be a transformative event for the Company, solidifying our position as the leading independent content distributor in North America and opening up significant new growth opportunities for our content, OTT channel/services and digital cinema businesses in China, as well as other emerging markets. We believe Bison Capital is the perfect financial and strategic partner to help take Cinedigm’s unique business model to the next level as a leading global digital entertainment company. At the same time, we believe the exchange transactions with holders of our Notes with whom we are in advanced discussions with will result in a substantial reduction of our indebtedness and allow us to aggressively pursue the opportunities that the Bison transaction enables.”

“Despite its rapid growth, China remains greatly underserved in terms of content quality and diversity. Through our investment, we will leverage Cinedigm’s content access and distribution capabilities to bring more premium, independent content into the China market,” said Mr. Peixin Xu. “We also see an opportunity to leverage Cinedigm’s OTT capabilities to launch Chinese content channels in the North American market. Our long-term goal is to help build Cinedigm into a leading distributor of global content, as well as help the Company unleash the residual value of the digital cinema equipment.”

The proceeds from the sale of the Shares will be used for cash portions of the Notes Exchange, and working capital and other general corporate purposes.

The Company will hold a meeting of stockholders in the third quarter of 2017 at which it will seek the approval of its stockholders of the transactions described above, including the issuance of the Shares. The transactions are subject to a number of closing conditions, including the completion of the Notes Exchange, and receipt of stockholder and regulatory approvals, including CFIUS.

Regions Securities LLC acted as financial advisor and Kelley Drye & Warren LLP acted as legal counsel to Cinedigm. Shearman & Sterling LLP advised Bison Capital regarding these transactions.

About Cinedigm

Cinedigm powers custom content solutions to the world’s largest retail, media and technology companies. We provide premium feature films and series to digital platforms including iTunes, Netflix, and Amazon, cable and satellite providers including Comcast, Dish Network and DirecTV, and major retailers including Walmart and Target. Leveraging Cinedigm’s unique capabilities, content and technology, the Company has emerged as a leader in the fast-growing over-the-top channel business, with four channels under management that reach hundreds of millions of devices while also providing premium content and service expertise to the entire OTT ecosystem. Learn more about Cinedigm at www.cinedigm.com

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp. www.cinedigm.com. [CIDM-E]

Safe Harbor Statement
Investors and readers are cautioned that certain statements contained in this document are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions. In addition, any statements concerning completion of the transactions described in this document, future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things. These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

For more information:

Jill Newhouse Calcaterra

Cinedigm

jcalcaterra@cinedigm.com

310/466-5135